Exhibit 10.15

INVESTMENT MANAGEMENT AGREEMENT

dated as of February 18, 2014

by and between

FIFTH STREET SENIOR LOAN FUND I OPERATING ENTITY, LLC

AND

FIFTH STREET MANAGEMENT LLC

i

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of February, 2014, by and between FIFTH STREET SENIOR LOAN FUND I OPERATING ENTITY LLC, a Delaware limited liability company (the “Fund”) and FIFTH STREET MANAGEMENT LLC, a Delaware limited liability company (together with its successors and assigns, “Fifth Street”), as investment adviser and investment manager (in such capacity, the “Investment Manager”).

WHEREAS, the Fund, which acts through its manager, Fifth Street Management LLC (in such capacity, the “Manager”), has been organized for the purpose of generating leveraged returns through an investment strategy focused on the acquisition, directly or indirectly through Fund Investment Vehicles, of a portfolio of senior, secured term loan debt (including broadly syndicated loans, first lien term loans, second lien loans and to a lesser extent delayed draw term loans and revolving loans) of middle market companies (each a “Portfolio Investment” and, together with all other assets owned by the Fund including, without limitation, temporary cash equivalent investments, any equity and/or debt owned by the Fund in any Fund Investment Vehicle and assets relating to any Portfolio Investment, collectively the “Portfolio Investments”) that will provide eligible collateral for warehouse and securitization financing which will be employed by the Fund to enhance the size of the investment portfolio and magnify the returns generated from Portfolio Investments;

WHEREAS, the Manager desires to appoint the Investment Manager to act as the investment adviser and investment manager of the Fund;

WHEREAS, the Investment Manager, which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is willing to perform such services under the terms and conditions hereinafter set forth;

WHEREAS, the Investment Manager has received a copy of the Fund’s (i) Form of Subscription Agreement with each Member of the Fund, as may be amended, supplemented or revised from time to time (the “Subscription Agreement”) and (ii) Limited Liability Company Agreement, as may be amended, supplemented or revised from time to time (the “Operating Agreement”, and together with the Subscription Agreement, the “Fund Documents”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.            Definitions and Interpretation.

(a)          Each capitalized term used herein that is not otherwise defined herein shall have the meaning set forth in the Operating Agreement.

(b)          Unless the context otherwise requires, (i) “or” is not exclusive; (ii) “including” means including without limitation; (iii) words in the singular include the plural and words in the plural include the singular; (iv) any document, contract, agreement, instrument, certificate or statute defined or referred to herein or in any document, contract, agreement, instrument or certificate delivered in connection herewith means such document, contract, agreement, instrument, certificate or statute as from time to time amended, modified or supplemented or replaced; and (v) references to any party hereto or to any other Person are also to its successors and assigns subject to any applicable restrictions thereto.

2.            Appointment of the Investment Manager.

(a)          Effective upon the execution and delivery of this Agreement and until this Agreement is terminated in accordance with Section 16 hereof, the Fund hereby appoints the Investment Manager to (i) act as investment adviser and investment manager of the Fund with full and complete discretion and authority, except as otherwise expressly provided herein or as may be required by law, to undertake the investment, reinvestment and investment-related activities with respect to the Portfolio Investments set forth herein and in the Fund Documents, (ii) to perform the activities the Investment Manager is required or permitted to perform under the Fund Documents, and (iii) to perform such other acts and exercise such additional powers as set forth herein and as otherwise shall from time to time be approved by, or delegated to the Investment Manager by the Manager and accepted by the Investment Manager. The Investment Manager accepts such appointment and shall, subject to the terms hereof, perform its obligations hereunder and under the Fund Documents in good faith, using a degree of skill, care and attention no less than that which it exercises with respect to comparable assets that it manages for itself and its Affiliates in accordance with its practices and procedures from time to time.

(b)          The Fund hereby irrevocably (except as provided below) appoints the Investment Manager as its true and lawful agent and attorney-in-fact with full power and authority and without further approval of the Fund (except as expressly provided herein, in the Fund Documents, or as may be required by law) in its name, place and stead and at its expense, in connection with the performance of the Investment Manager’s duties provided for in this Agreement and in the Fund Documents including the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder or thereunder, (b) to effect any and all transactions in or related to the Portfolio Investments of the Fund, including making all decisions relating to the manner, method and timing of acquisition and disposition of the Portfolio Investments, (c) to make all decisions relating to the manner, method and timing of financing of any of the Portfolio Investments or borrowing on behalf of the Fund, (d) to execute (under hand, under seal or as a deed) and deliver on behalf of the Fund all necessary or appropriate bills of sale, assignments, agreements and other instruments and endorsements in connection with any such transfer, and (e) to give, make, execute and deliver in the name and on behalf of the Fund all documents, agreements, contracts, instruments, endorsements, certificates, notices, filings, orders, recordings and other communications of any nature whatsoever, and to take all such other actions which the Investment Manager considers necessary or advisable to carry out its duties hereunder and under the Fund Documents. The Fund hereby ratifies and confirms all that such attorney-in-fact (or any substitute) shall lawfully do under this power of attorney and in accordance with this Agreement or any Fund Document as applicable thereto. Nevertheless, if so requested by the Investment Manager, the Fund shall ratify and confirm any such act by executing and delivering to the Investment Manager or as directed by the Investment Manager all proper bills of sale, assignments, releases, endorsements and other instruments, documents and certificates as may reasonably be designated in any such request.

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This power-of-attorney is a continuing power and shall remain in full force and effect unless and until the Effective Date, if any, of the Investment Manager’s resignation or removal pursuant to Section 17 hereof, on which date this power-of-attorney is deemed and shall be revoked without need for further action provided that any such revocation shall not affect any transaction committed to prior to receipt of such revocation.

(c)          The Fund hereby agrees that it will not amend, modify, waive or discharge any right or obligation of the Investment Manager pursuant to the Operating Agreement without the consent of the Investment Manager and any attempt to do so shall be null and void.

3.            Acceptance by the Investment Manager. The Investment Manager hereby accepts its engagement as the investment adviser and investment manager of the Fund and agrees to perform its duties hereunder and to manage the Portfolio Investments in accordance with the terms and conditions of this Agreement.

4.            Services Generally; Authority of the Investment Manager.

(a)          In connection with its obligations hereunder, the Manager hereby grants the Investment Manager the authority for and in the name of the Fund, subject to any applicable limitations pursuant to the Fund Documents:

(i)          to acquire, hold, manage, own, sell or otherwise Transfer the Fund’s interests in the Portfolio Investments or other assets held by the Fund;

(ii)         in addition to direct investments in the Portfolio Investments, the Fund may make indirect investments in the Portfolio Investments through Fund Investment Vehicles which may be formed or entered into by the Fund to acquire, aggregate, leverage, manage or service the Portfolio Investments owned thereby;

(iii)        to exercise all rights, powers, privileges and other incidents of ownership of possession with respect to the Fund’s assets including, without limitation, participation in arrangements with and negotiations with placement agents, other investors in, lenders to and other third parties relating to Fund Investment Vehicles, the voting of, the granting of consents, or the taking of other actions with respect to the assets of the Fund, the approval of restructuring of Portfolio Investments or of Fund Investment Vehicles, and any other similar matters;

(iv)        to open, maintain and close bank, brokerage and other accounts, including, but not limited to, the power to draw checks or other orders for the payment of money, and to invest such funds as are not otherwise required for Fund purposes in temporary cash equivalent investments;

(v)         to bring and defend actions and proceedings at law or in equity or before any governmental, administrative or other regulatory agency, body or commission;

(vi)        to hire consultants, custodians, prime brokers, attorneys, accountants, administrators, auditors, rating agencies and such other experts or agents of the Fund or any Fund Investment Vehicle or Persons as it may deem necessary or advisable, and to authorize each such agent to act for and on behalf of the Fund or any Fund Investment Vehicle;

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(vii)       to delegate some or all of its authority granted herein provided that such retention or delegation shall not relieve the Investment Manager of any of its obligations hereunder;

(viii)      except for any elections to be made by the Tax Matters Partner pursuant to the Operating Agreement, to make all elections, investigations, evaluations and decisions, binding the Fund thereby, that may, in the sole judgment of the Manager or the Investment Manager, as applicable, be necessary, appropriate or convenient for the acquisition, holding, leveraging, management, servicing or disposition of assets by the Fund;

(ix)         to enter into, execute, deliver and perform instruments, contracts, agreements and other undertakings of every kind necessary or incidental to the accomplishment of the Fund’s purposes, and to take or omit to take such other action in connection with the activities of the Fund as may be necessary or desirable to further the purposes of the Fund including, without limitation, instruments, contracts, agreements, certificates, powers of attorney, undertakings and transactions with the Fund, any Fund Investment Vehicle, any Member, any affiliate thereof or any other Person having any business, financial or other relationship with the Fund, any Fund Investment Vehicle, any Member or Members;

(x)          to carry on any other activities necessary to, in connection with, convenient to or incidental to any of the foregoing or the Fund’s affairs and to exercise any other rights and powers granted to it under the Act, provided that the exercise of such rights and powers would not be inconsistent with any provision of this Agreement.

(b)          The obligations of the Investment Manager relating to the Portfolio Investments under this Section 4 are subject to the Investment Manager’s timely receipt from those Persons, if any, responsible for the delivery or preparation of information relating to such Portfolio Investments in sufficient time and with sufficient detail so that the Investment Manager may reasonably make determinations and recommendations with respect thereto consistent with the Investment Manager’s standard of conduct set forth in Section 2(a).

(c)          The Investment Manager may rely upon, and will incur no liability for relying upon, (i) any source of information of a type customarily used by firms performing services similar to those services provided by the Investment Manager under this Agreement including, without limitation, oral representations by agents or representatives of such sources and information provided by placement agents, pricing and valuation services and rating agencies; and (ii) advice of such counsel, accountants or other advisors as the Investment Manager determines, in its sole discretion, reasonably appropriate in connection with the services provided by the Investment Manager under this Agreement.

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(d)          The Investment Manager may perform any or all of its duties (including rendering investment advice) hereunder or under the Fund Documents directly or by or through agents, accountants, experts, attorneys, nominees or Affiliates. The Investment Manager will exercise reasonable care in the selection of any such third parties. The Investment Manager shall remain fully responsible and liable for its duties and obligations hereunder and under the Fund Documents notwithstanding any delegation to any such third party. Performance by any such third party of any of the duties of the Investment Manager hereunder or under the Fund Documents shall be deemed to be performance thereof by the Investment Manager.

(e)          The Investment Manager has established policies and procedures, including the Allocation Policy attached as Appendix A of the Operating Agreement, relating to the allocation of investment opportunities as among the Fund and any other clients, funds or managed accounts advised by Fifth Street. The foregoing policies and procedures are summarized in the Subscription Agreement and the Fund hereby acknowledges such policies and procedures. The Fund acknowledges that the Allocation Policy may be revised annually by the Investment Manager with the consent of the Advisory Board if the revisions to the Allocation Policy would reasonably be expected to have a material adverse affect on the Fund, provided that a Manager Party may revise or deviate from the Allocation Policy at any time without such consent if determined by the Manager Party in good faith to be necessary so that any Fund Affiliate or any Fifth Street Parent Affiliate may comply with any applicable law or any Key Contract applicable thereto and/or avoid tripping any trigger which diverts cash flow or causing a default or event of default under any organizational document or, or contract (including any amendment, modification or supplement thereto) in connection with any financing arrangement entered into now or in the future by any Fund Affiliate or any Fifth Street Parent Affiliate.

(f)          Nothing in this Agreement or the Fund Documents shall require the Investment Manager to disclose any information that it is prohibited from disclosing as a result of confidentiality restrictions imposed on it by contract or by applicable law.

5.            Status of the Investment Manager. The Fund and the Investment Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them. The Investment Manager shall for all purposes be an independent contractor and not an agent of the Fund.

6.            Investments in Portfolio Investments. All investments in Portfolio Investments shall at all times conform to and be in accordance with the requirements imposed by:

(a)          any provisions of applicable law;

(b)          the provisions set forth in the Fund Documents, as the same may be amended, supplemented or revised from time to time by the Fund.

7.            The Advisory Board. The Manager has established an advisory board (the “Advisory Board”) to provide such advice and counsel as may be requested by the Manager or by the Investment Manager, as applicable, in connection with potential conflicts of interest and other matters related to the Fund. The Investment Manager, in its commercially reasonable discretion, will determine when to consult the Advisory Board; provided, however, the matters specified in Section 3.3(b) of the Operating Agreement will require the Advisory Board’s consent (which consent shall not be unreasonably withheld, delayed or conditioned) as provided in Section 3.3 of the Operating Agreement.

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8.            Fees.

(a)          The Fund shall pay to the Investment Manager (in its capacity as Collateral Manager to the Warehouse Subsidiaries) the Management Fee as provided in Section 3.5(a) of the Operating Agreement subject to the Management Fee Offset as provided in Section 3.5(d) of the Operating Agreement. The Investment Manager may, in its sole discretion, waive or reduce all or a portion of the Management Fee due to the Investment Manager from any Member as provided in Section 3.5(b) of the Operating Agreement.

(b)          The rent, general office overhead, employee compensation and other expenses of the Investment Manager not related to the formation, operation, investment, asset management, trading and financing activities of the Fund or Fund Investment Vehicles shall be the sole responsibility of the Investment Manager.

(c)          In the event that the Investment Manager resigns or is removed pursuant to Section 17, the Investment Manager, within 10 Business Days thereafter, shall be reimbursed for any amounts previously paid by it but owed by the Fund and shall have the right to any accrued and unpaid Management Fees and any other amounts due and owing under the this Agreement to and including the Effective Date of such removal and replacement of the Investment Manager.

9.            Expenses of the Fund. Except as otherwise provided in Section 8(b) relating to expenses payable by the Investment Manager, the Fund will pay all fees, costs, expenses and liabilities in connection with its operations (pursuant to Section 3.6 of the Operating Agreement) (collectively, the “Fund Costs”). If any Fund Costs are incurred by the Fund, the Investment Manager, any subsidiary of the Investment Manager and one or more other investment vehicles or managed accounts sponsored or managed by the Investment Manager (including any Fund Investment Vehicle), the Investment Manager shall allocate such costs and expenses among such Persons in a fair and equitable manner, as determined by the Investment Manager in its commercially reasonable discretion.

10.          Authority. Each of the parties to this Agreement hereby represents that it is duly authorized and empowered to execute, deliver, and perform this Agreement and that such action does not conflict with or violate any provision of law, rule or regulation, contract, deed of trust or other instrument to which it is a party or to which it or any of its property is subject and that this Agreement constitutes a valid and binding obligation of such party enforceable in accordance with its terms.

11.          Indemnification.

The Fund agrees and acknowledges that the Investment Manager shall have no fiduciary duty to the Fund or any Member other than in connection with its failure to act in accordance with the implied contractual covenant of good faith and fair dealing and shall be fully exculpated and indemnified as provided in Article X of the Operating Agreement.

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12.          Reports.

(a)          The Investment Manager will send, or will cause to be sent, to the Fund such information reasonably obtainable by the Investment Manager concerning the Fund and the Portfolio Investments as shall be required by law or by the Fund Documents, or as the Fund or the accountants of the Fund deem necessary (provided that the Investment Manager shall not be required to provide any information which it is required to keep confidential by contract or by law).

(b)          The Fund acknowledges receipt of Part 2A of the Investment Manager’s Form ADV at or prior to execution of this Agreement.

13.          Valuation. The value of Fund Property owned by the Fund shall be determined pursuant to Section 9.4 of the Operating Agreement.

14.          Additional Activities of the Investment Manager and its Affiliates. Nothing herein shall prevent the Investment Manager or any of its Affiliates from engaging in its or their businesses or from rendering services of any kind to the Fund and any of its Affiliates or any other Person to the extent permitted by applicable law provided that the Investment Manager shall devote only as much of its time to the Fund’s business as shall be reasonably required in light of the Fund’s business and objectives. The Fund hereby acknowledges the foregoing and the relevant disclosure in the Subscription Agreement and in the Operating Agreement.

15.          Conflicts of Interest. The Fund hereby acknowledges that various potential and actual conflicts of interest may exist with respect to the Investment Manager or its Affiliates or any fund, account or portfolio managed by the Investment Manager or its Affiliates as described herein, in the Subscription Agreement and in the Operating Agreement.

16.          Term. This Agreement shall remain in effect during the term of the Fund, except that it may be sooner terminated upon the earlier to occur of the Effective Date (as defined below) of (i) the resignation of the Investment Manager pursuant to Section 17(a) or (ii) any removal of the Investment Manager pursuant to Section 17(b).

17.          Resignation; Removal of the Investment Manager.

(a)          The Investment Manager may resign at any time upon 30 days prior written notice to the Fund, provided that, its resignation shall not be effective until the appointment of a successor investment manager that has accepted such appointment, provided, further, that if no such successor manager has been appointed and accepted such appointment within 90 days after the date of notice of resignation of the Investment Manager, the Manager may petition a court of competent jurisdiction to appoint a successor investment manager of the Fund.

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Upon the occurrence of a Cause event (but subject to the notice period described below) with respect to the Investment Manager, the Fund shall have the right, to remove and replace the Investment Manager by (A) an affirmative vote to do so of Members of the Fund (other than Members of the Fund who are also Manager Parties or are Defaulting Members) the aggregate balances of whose Capital Accounts at such time exceed 50% of the aggregate balances of the Capital Accounts at such time of all Members of the Fund (other than Members of the Fund who are also Manager Parties or are Defaulting Members) and (B) written notice thereof to the Investment Manager, provided, however, that no removal shall be effective until the later of (1) the expiration of the notice period described below and (2) the Effective Date. For this purpose, “Cause” which shall be limited to (a) the fraud, gross negligence, or reckless or intentional misconduct by the Investment Manager in carrying out its express duties hereunder or under the Operating Agreement which has caused materially adverse consequences to the Fund or (b) the bankruptcy or insolvency of the Investment Manager and “Effective Date” shall mean the date on which a successor Investment Manager has been appointed and has accepted such appointment. Prior to effecting any removal of the Investment Manager for Cause pursuant to clause (a) of the definition thereof, there shall be a thirty day notice period during which the Investment Manager and the Members delivering notice of the Cause event shall use commercially reasonable efforts in good faith to resolve any disagreements regarding the specified Cause event and material adverse consequences to the Fund. The thirty day notice period shall commence on the date that the Investment Manager receives written notice from the Members of the Fund (other than Members of the Fund who are also Manager Parties or are Defaulting Members) the aggregate balances of whose Capital Accounts at such time exceed 50% of the aggregate balances of the Capital Accounts at such time of all Members of the Fund (other than Members of the Fund who are also Manager Parties or are Defaulting Members) specifying the Cause event such Members believe has occurred and the material adverse consequences it has had on the Fund. In the event that the parties fail to reach a resolution at the end of the thirty day notice period and any dispute exists between the parties at such time arising out of or relating thereto, such disputed matter(s) shall be settled in accordance with the mediation process contained in Section 3.3 of the Operating Agreement.

(b)          In the event that the Investment Manager resigns or is removed and replaced in accordance with the provisions set forth in this Section 17, the Investment Manager, within 10 Business Days thereafter, shall be reimbursed for any amounts previously paid by it but owed by the Fund and shall have the right to any accrued and unpaid Management Fees and any other amounts due and owing under this Agreement to and including the Effective Date of such resignation, removal and replacement of the Investment Manager.

(c)          If this Agreement is terminated pursuant to Section 16 or this Section 17, such termination shall be without any further liability or obligation of either party to the other except that Sections 8 and 9 hereof shall survive any such termination with respect to amounts accrued and unpaid thereunder which are then or thereafter due to the Investment Manager and Sections 11, 13, 17(c) and 19 through 26 hereof shall survive any such termination.

18.         Notices. Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt or upon actual receipt of or certified mail, return receipt requested, or, in the case of notice sent by facsimile or by electronic mail, upon confirmation of receipt thereof by electronic or other means, as follows:

If to the Investment Manager:

Fifth Street Management LLC
10 Bank Street, 12th Floor
White Plains, New York 10606

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Attention: Ivelin M. Dimitrov
Fax Number:

If to the Fund or the Manager:

Fifth Street Management LLC
10 Bank Street, 12th Floor
White Plains, New York 10606

Attention: Ivelin M. Dimitrov
Fax Number:

Any party may change the address, facsimile number or email address to which communications or copies directed to such party are to be sent by giving notice to the other parties of such change of address, facsimile number or email address in conformity with the provisions of this Section 18 for the giving of notice.

19.          Governing Law; Jurisdiction. The parties expressly agree that all terms and provisions hereof shall be governed by and construed and administered in accordance with, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the internal substantive laws of the State of New York without regard to principles of conflict of laws (to the extent not preempted by the Securities Laws). To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement (other than any dispute subject to binding mediation pursuant to Section 3.3 of the Operating Agreement), the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York.

20.          WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY. EACH OF THE FUND AND THE INVESTMENT MANAGER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTIES ENTERING INTO THIS AGREEMENT.

21.          Entire Agreement. This Agreement and the Fund Documents contain all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

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22.          Amendments and Waivers. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties hereto. The parties may not amend, modify or discharge this Agreement in any material respect or waive any provision of this Agreement with respect to any Manager Party without the consent of the Advisory Board. The failure of a party to insist upon strict adherence to any term of this Agreement or any Fund Document on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement or any Fund Document.

23.          Benefit of this Agreement; Assignment.

(a)          This Agreement shall be binding upon and inure to the benefit of the Fund, the Investment Manager, each Indemnitee, and their respective successors and permitted assigns. Any Person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., any Indemnitee entitled to indemnification hereunder) shall be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such Person hereunder may not be impaired without such Person’s express written consent.

(b)          Other than as provided in the next following sentence, the Investment Manager may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the Fund. Notwithstanding the foregoing, in connection with any “assignment” (as such term is defined in the Advisers Act) by a party of all or any portion of its rights, obligations or liabilities under this Agreement, the prior written consent of the other party to this Agreement shall be required. In connection with the foregoing, the Investment Manager may seek such consent from the Advisory Board on behalf of the Fund.

24.          Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

25.          Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall be deemed to be one and the same instrument.

26.          Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

[signature page follows]

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as a deed as of the date set forth above.

FIFTH STREET SENIOR LOAN FUND I OPERATING ENTITY, LLC

By:	Fifth Street Management LLC,
its Manager

By:	/s/ Ivelin M. Dimitrov
	Name:	Ivelin M. Dimitrov
	Title:	Chief Investment Officer

FIFTH STREET MANAGEMENT LLC

By:	/s/ Ivelin M. Dimitrov
	Name:	Ivelin M. Dimitrov
	Title:	Chief Investment Officer

[Signature page to Investment Management Agreement]